Exhibit 4.26

JOINT VENTURE AGREEMENT

BETWEEN:

Association A, referred to as (ANTRAL – Associação Nacional dos Transportes Rodoviários em Automóveis Ligeiros), a legal entity with tax identification number 500.885.303, whose statutes were published in the Boletim do Trabalho e Emprego (BTE) No. 39 of 2007, and governing bodies published in BTE No. 9 of March 8, 2023, on page 310. The association is headquartered in Lisbon, at Av. Eng.º Arantes e Oliveira, 15, 1900-221, and is represented in this act by Florêncio Plácido de Almeida, President of the Board of Directors of ANTRAL, holder of Citizen Card No. 01542406 5 ZX7 issued by the Portuguese Republic and valid until 08/03/2031, with tax identification number 125246250, and professional address at Av. Eng.º Arantes e Oliveira, 15, and José Domingos de Oliveira Pereira, 1st Board Member, holder of Citizen Card No. 05509136 9 ZX1 issued by the Portuguese Republic and valid until 02/11/2029, with tax identification number 101480407, and professional address at Av. Eng.º Arantes e Oliveira, 15, hereinafter referred to as Party A;

AND:

Company B (referred to as Energy U Limited), headquartered at [Unit 1002, 10/F, Perfect Commercial Building, 20 Austin Avenue, Tsim Sha Tsui, KL], a legal entity number [3068366], represented in this act by [Li Jia, Director of Energy U], hereinafter referred to as Party B;

AND:

Company C (referred to as UNEX-UNEXMOB MOBILIDADE ELÉTRICA, LDA), headquartered at [Rua Cesaltina Fialho Gouveia 703, 2645-038 Cascais ], with tax identification number [XXXXXXX], represented in this act by [Li, Tianxiao, General Director of UNEX], hereinafter referred to as Party C.

PREAMBLE

The parties mentioned above agree to establish a commercial company in the form of a public limited company under Portuguese law, with the following objectives:

Import, sale, and technical support for electric vehicles;

Import, sale, and operation of battery-swapping stations for electric vehicles.

This agreement sets forth the terms and conditions required for the incorporation and operation of the company, as well as the rights and obligations of each party.

CLAUSE 1. PURPOSE

1.	The parties, [including Party A, along with two additional individual members (two Directors with symbolic capital, whose shares will, upon final incorporation, be freely endorsed to the company)], agree to establish a commercial company in the form of a public limited company under Portuguese law. The company will be provisionally named “Sociedade JV” and will pursue the objectives mentioned in the preamble.

2.	The company may also undertake other related activities, subject to the unanimous decision of the shareholders.

CLAUSE 2. INCORPORATION

The parties shall provide the ANTRAL technical services with the registration and statutory documents of the constituent entities and their legal representatives, duly authenticated and apostilled. The specific time of incorporation shall be subject to the time approved by the company registration department.

CLAUSE 3. HEADQUARTERS AND LOCATION

1.	The initial headquarters will be located at facilities provided by Party A, situated at Av. Eng.º Arantes e Oliveira, 15, 1900-221, and will be used for administrative and accounting functions.

2.	The parties commit to identifying suitable facilities for vehicle parking and technical support services.

CLAUSE 4. SHARE CAPITAL

The share capital will be €200,000.00 (two hundred thousand euros), subscribed and paid as follows:

a.	€100,000.00 by Party A (or entities designated by it);

b.	€50,000.00 by Party B;

c.	€50,000.00 by Party C.

The capital will be contributed as follows:

a.	Party A: 50%;

b.	Party B: 25%;

c.	Party C: 25%.

After all parties agree on the budget plan, each party will contribute within 3 days according to their own contribution proportion.

CLAUSE 5. COMPANY MANAGEMENT

1.	Management will be carried out by a Board of Directors composed of four directors, appointed as follows:

a.	Two directors appointed by Party A;

b.	One director appointed by Party B;

c.	One director appointed by Party C.

2.	All relevant decisions will require the majority approval of the Board of Directors unless the law or this agreement requires unanimity.

3.	The payment of the company shall be authorized persons to be one assigned from Party A, the other is from Party B.

CLAUSE 6. MODELS, PRICES, AND REFERENCES

1.	The models and prices of electric vehicles and battery-swapping stations will be as agreed upon by the parties.

2.	Significant changes to these models or prices must be approved unanimously.

CLAUSE 7. RESPONSIBILITY OF THE UPINCAR/UCAR/UOTTA GROUP

1.	The Upincar/Ucar/Uotta Group undertakes to act jointly and in coordination to fulfill all the responsibilities of the entity designated as Party B (Energy U Limited).

2.	This group will ensure the necessary resources to meet the technical and operational support obligations associated with Party B.

CLAUSE 8. RESPONSIBILITIES OF PARTY B (Energy U Limited)

Party B will be responsible for:

a.	Providing ongoing technical support related to all electric vehicles, parts, and components imported or represented by the company;

b.	Ensuring technical support for battery-swapping stations and their automation systems;

c.	Offering specialized technical training;

d.	Developing and implementing a communication and marketing plan.

CLAUSE 9. RESPONSIBILITIES OF PARTY A (ANTRAL)

Party A will be responsible for:

a.	Implementing administrative, accounting, commercial, and technical departments;

b.	Coordinating studies and projects necessary for electric vehicles and battery-swapping stations;

c.	Leading projects to access national and European funds for decarbonization and green energy;

d.	Establishing contacts with governmental and municipal entities for licensing and project support;

e.	Developing contacts with governmental and municipal entities to obtain expressions of interest, locations, and benefits/incentives for the installation of an electric vehicle production/assembly plant.

CLAUSE 10. RESPONSIBILITIES OF PARTY C (NAME TO BE INDICATED)

Party C will be responsible for:

a.	Supporting and coordinating communication between Parties A and B;

b.	Assisting in activities undertaken by both parties;

c.	Facilitating communication between the parties to ensure strategic alignment;

d.	Establishing an assembly plant by Party A and Party C.

CLAUSE 11. EXPANSION AND STRATEGIC PROJECTS

1.	The company may, subject to a decision, propose projects for the establishment of assembly plants for electric vehicles and/or battery-swapping stations for commercialization in Europe.

2.	The company will be authorized to extend its activities to other European countries and Portuguese-speaking countries in Africa.

3.	In its initial phase, the company will, through Party A, establish preliminary contacts with taxi associations in Spain, Italy, and France.

CLAUSE 12. SOURCES OF FINANCING

1.	The import of vehicles will be financed through a credit line of up to €150 million, provided by the UCAR Group or another designated entity.

2.	Battery-swapping stations intended for proprietary operation will be directly financed by the UCAR Group.

3.	Vehicles will be sold with the support of local credit lines, and the payments received will be used to settle the company’s financial commitments.

CLAUSE 13. GENERAL PROVISIONS

1.	Governing Law: This agreement shall be governed by Portuguese law.

2.	Dispute Resolution: Any disputes shall be resolved through arbitration in Lisbon, in accordance with the rules of the Commercial Arbitration Center.

3.	Confidentiality: The parties agree to maintain the confidentiality of information related to the agreement and the company and to cooperate in good faith in this project.

Signed in three pages, in [locality], on the [day] of [month] of 2024.

By Party A:

By Party B:

By Party C:

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